Exhibit 10.3
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
     This Amended and Restated Executive Employment Agreement (“Agreement”) is entered into as of September 8, 2008 (the “Effective Date”), by and between Patriot Risk Management, Inc. (the “Company”), a corporation organized under the laws of Delaware, with its principal administrative office at 401 East Las Olas Boulevard, Suite 1540, Fort Lauderdale, Florida 33301, and Theodore G. Bryant (“Executive”).
     WHEREAS, the Company and Executive previously entered into an Executive Employment Agreement on May 9, 2008; and
     WHEREAS, both parties deem it advisable to amend and restate the Agreement as follows.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.	Position and Responsibilities. The Company hereby employs Executive and Executive accepts employment in the following positions in the following companies:
A.	Secretary, Senior Vice-President, and Legal Officer of Patriot Risk Management, Inc.; and

B.	General Counsel, Secretary, and Senior Vice-President of Guarantee Insurance Group and its subsidiaries.
Executive shall have such duties, responsibilities and authority as is commensurate with the positions set forth above and, in all instances shall report to the Chief Executive Officer and the Board of Directors of the Company (the “Board”).

Executive shall also perform such other duties as may from time to time be assigned to Executive by the Chairman of the Board or by the Board itself. Executive also agrees to serve, if elected, as an officer and director of any direct or indirect subsidiary of the Company (individually, a “Subsidiary” or collectively, the “Subsidiaries”).
2.	Term. The period of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until December 31, 2011 (the “Initial Term”). The Initial term shall be automatically extended for an additional 12-month period commencing at the end of the Initial Term, and successively thereafter for additional 12-month periods (each such period an “Additional Term”), unless either party gives written notice to the other party that such party does not desire to extend the term of this Agreement. Written notice to not continue with another Additional Term must be given at least ninety (90) days prior to the end of the Initial Term or the applicable Additional Term (the Initial Term and any Additional Terms, if applicable, collectively, the “Employment Term”). In the event a Change in Control (as defined below) occurs on or after January 1, 2010, the Employment Term shall be extended and continue in effect until at least the second anniversary of such Change in Control. The date of expiration of the Employment Term shall be referred to herein as the “Termination Date.” Upon the Termination Date, Executive shall be deemed to resign from the offices and positions of

(i) Secretary, Senior Vice-President, and Legal Officer of Patriot Risk Management, Inc.; (ii) General Counsel, Secretary, and Senior Vice-President of Guarantee Insurance Group and its subsidiaries; and (iii) any other office or position with the Company or any Subsidiary. Executive also shall be deemed to resign from the board of directors of the Company or any Subsidiary to which he has been appointed or nominated by or on behalf of the Company and any fiduciary positions with respect to the employee benefit plans of the Company or any Subsidiary.
3.	Extent of Services. During the Employment Term, Executive shall devote his entire attention and energy to the business and affairs of the Company and Subsidiaries on a full-time basis and shall not be engaged in any other business activity, regardless of whether such business activity is pursued for gain, profit or other pecuniary advantage, that interferes with the business of the Company, but this shall not be construed as preventing Executive from investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made and will not otherwise conflict with the provisions of this Agreement. Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere materially with the business of the Company. The time involved in such activities will not be treated as vacation time. Executive will be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria). Full-time, as used above, shall mean a 40-hour work week, or such longer work week as the Board shall from time to time adopt. Executive agrees to comply in all material respects with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.
4.	Compensation.
(a)	Salary. During the Employment Term, the Company shall pay Executive an annual salary of not less than $250,000 (“Annual Salary”), payable in accordance with the Company’s regular payroll procedures. The Company shall review possible increases in Executive’s salary on an annual basis with such review occurring not later than March 31st of such year with any such increases subject to the determination of the Board or the Compensation Committee of the Board. Annual Salary shall not be decreased without Executive’s prior written consent, and the term “Annual Salary” for purposes of this Agreement shall refer to base salary annualized, as most recently increased.

(b)	Bonus. During the Employment Term, Executive shall be eligible to receive an annual bonus in an amount determined by the Compensation Committee or the Board, pursuant to a bonus plan that may then be in effect or otherwise, subject to the attainment of such goals as the Compensation or Committee the Board shall establish and communicate to Executive within the first ninety (90) days of such fiscal year. It is the intent of the Company that any annual bonus shall be paid no later than 2 1/2 months following the end of the calendar year (or, if later, the

Company’s tax year) in which or within which the applicable fiscal year ends and as subject to approval by the Board of Directors. Within thirty (30) days following the successful completion of the Company’s initial public offering as planned, Executive shall receive a one-time cash bonus of $50,000, which shall be separate, distinct from, and in addition to any annual bonus set forth and described in this section.
(c)	Business Expenses. During the Employment Term, Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by him in furtherance of the business of the Company in connection with Executive’s performance of his duties hereunder, in accordance with the policies and procedures established for executive officers of the Company, and provided Executive properly accounts for such expenses.

(d)	Club Expenses. During the Employment Term, the Company shall pay the initiation fee for Executive to become a full member of Weston Hills Country Club (full membership to include golf, tennis, fitness, and social facilities) subject to approval by the Compensation Committee of the Board whose approval shall not be withheld unreasonably or delayed. The Company shall also provide Executive with a gross-up payment so that such initiation fee payment (and any gross-up payment) does not result in Executive incurring any net expenses for taxes associated with such payment. The Company shall pay all annual or other periodic fees and dues for Executive to remain a member of such club. If Executive resigns from employment without Good Reason (as defined below), within one year of the Effective Date, any amount paid by the Company for the initiation fee referenced above shall be reimbursed by the Executive to the Company.

(e)	Vacation. During the Employment Term, Executive will be provided four weeks of vacation per calendar year, prorated based on date of hire, with additional weeks in accordance with the anniversary dates pursuant to the Company’s vacation policy.

(f)	Automobile Allowance. During the Employment Term, the Company shall pay or provide Executive an automobile allowance of $1,000 per month, the amount of which shall be a gross-up payment such that payment of the allowance does not result in Executive incurring any net expense for taxes associated with such allowance.

(g)	Long Term Incentive and Equity Compensation. During the Employment Term, Executive shall be entitled to participate in, and receive awards under, any long-term incentive plan (whether payable in cash, equity or otherwise) maintained by the Company in which other senior executives of the Company participate, in the discretion of the Compensation Committee of the Board. In addition, Executive shall receive equity in the following amounts upon the following events. All option grants and stock awards shall be upon such terms as may be set forth in the stock option plan and accompanying stock option agreement pursuant to which such options will be granted, and such terms to include a three (3) year vesting period, ten (10) year duration, and a 90 day period to exercise vested options upon termination of Executive’s employment with the Company for reasons other than Cause (as defined below). In connection with the Company’s initial public offering, and subject to Board approval, Executive shall receive a grant of 70,000 stock options concurrent with the initial public offering, with an exercise price equal to the initial public offering price set by the Company and its underwriters.
(h)	Other Benefits. During the Employment Term, Executive shall be entitled to participate in all benefit plans offered by the Company including, without limitation, medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements, as the Board may determine in its discretion on the same basis as other executives of the Company, subject in all cases to the respective terms of such plans. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to all other similarly situated executive officers.
5.	Termination.
(a)	Death. This Agreement and Executive’s employment hereunder shall terminate immediately upon Executive’s death.

(b)	Disability. To the extent permitted by law, if Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under the Company’s disability or health plan, or (iii) determined to be totally disabled by the Social Security Administration, then upon at least 60 days’ prior written notice to Executive, if such is consistent with applicable law, Executive shall be considered disabled for purposes of this Agreement and the Company may terminate this Agreement and Executive’s employment hereunder, unless, within that notice period, Executive shall have resumed performance of the essential functions of his positions, with or without reasonable accommodation.

(c)	Termination by the Company.
(i)	Termination for Cause. The Company may terminate this Agreement and Executive’s employment hereunder at any time for Cause. As used herein, “Cause” shall mean:
(A)	a material breach by Executive of Executive’s duties and obligations hereunder, including but not limited to gross negligence in the performance of his duties and responsibilities, or the willful failure to follow the Board’s directions, in each case, which has caused or is likely to cause material injury to the reputation or business of the Company; provided, however, that Cause shall not exist unless the Company has provided Executive with written notice setting forth the existence of the non-performance, failure or breach and Executive shall not have cured same within thirty (30) days after receiving such notice;
(B)	willful misconduct by Executive that, in the reasonable determination of the Board, has caused or is likely to cause material injury to the reputation or business of the Company;

(C)	any criminal act of fraud, material misappropriation or other material dishonesty by Executive; or

(D)	Executive’s conviction of a felony, but specifically excluding any conviction based on vicarious liability (with “vicarious liability” meaning liability based on acts of the Company for which the Executive is charged solely as a result of his service with the Company and in which he was not directly involved and did not have prior knowledge of such actions or intended actions).
Executive shall be considered to have been discharged for Cause if the Company determines within 30 days after his resignation or discharge that discharge for Cause was warranted. In the event of termination for Cause, the Company shall be obligated to pay Executive only Executive’s salary up to the date of termination and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination. For purposes of this Agreement, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company or a Subsidiary. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or a Subsidiary shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or a Subsidiary.

(ii)	Termination Without Cause. Notwithstanding anything contained herein to the contrary, the Company also may terminate this Agreement and Executive’s employment hereunder for reason other than death, Disability or Cause upon no less than 60 days’ prior written notice to Executive. The Company shall be deemed to have terminated this Agreement without Cause in the event that this Agreement is terminated as a result of the Company’s giving notice of non-renewal prior to the end of the Initial Term or any Additional term as provided in Section 2 above.

(d)	Termination by Executive Without Good Reason. Executive may terminate this Agreement and his employment hereunder for any reason whatsoever, upon no less than 60 days’ prior written notice to the Company.

(e)	Termination by Executive For Good Reason. If Executive resigns for Good Reason, then Executive’s termination shall be treated as a termination by the Company without Cause pursuant to Section 5(c)(ii) hereof. As used herein, a resignation for “Good Reason” shall mean a resignation by Executive within ninety (90) days following the initial existence of one or more of the following conditions arising without Executive’s consent:
(i)	A material reduction in Executive’s Annual Salary;

(ii)	A material diminution in Executive’s authority, duties, or responsibilities;

(iii)	A relocation of Executive’s principal place of employment by more than fifty (50) miles from its location at the Effective Date of this Agreement; or

(iv)	Any other action or inaction that constitutes a material breach by the Company of this Agreement;
Provided, however, that Good Reason shall not exist unless Executive has provided the Company with a written notice setting forth the reason(s) for the existence of Good Reason within ninety (90) days of the initial existence of the condition(s), and the Company has not cured the reason(s) for the existence of Good Reason within thirty (30) days after receiving such notice.

(f)	Payments Upon Termination.
(i)	Termination of Employment for any Reason: The following payments will be made upon Executive’s termination of employment for any reason:
(A)	Earned but unpaid Annual Salary through the date of termination.

(B)	Bonus and all other forms of incentive compensation earned but unpaid at the time of termination for which the performance measurement period has ended and the performance goals attained (if applicable).

(C)	Accrued but unpaid vacation.

(D)	Amounts payable under any of the Company’s employee benefit plans in accordance with the terms of those plans.

(E)	Unreimbursed expenses incurred by Executive on the Company’s behalf.
(ii)	Termination by Company without Cause or by Executive for Good Reason. In the event that the Company terminates this Agreement without Cause or the Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive (x) a lump sum severance payment equal to Executive’s Annual Salary at the time of termination (or, if greater, Annual Salary prior to the occurrence of Good Reason) plus Executives Average Annual Bonus, and (y) continuation of Company-provided group health plan coverage, at the same level and cost applicable to Executive immediately prior to employment termination, until the second anniversary of the employment termination (the “Severance Benefits”).
(A)	If the Company is obligated by law (including the WARN Act or any similar state or foreign law) to pay Executive severance pay, a termination indemnity, notice pay, or the like, then the amount of such legally required pay shall reduce the Severance Benefits hereunder.

(B)	Notwithstanding anything herein to the contrary, the payment of any Severance Benefits hereunder to Executive shall be subject to the execution by Executive (and failure to revoke) of a general release of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Executive’s employment hereunder, in the form attached hereto as Exhibit A.

(C)	For purposes of this Agreement, “Average Annual Bonus” means the average bonus for the three (3) fiscal years preceding the termination of employment.
(iii)	Termination Due to Disability. In the event that Executive employment terminates due to his Disability, the Company shall continue paying Executive’s Base Salary until the third anniversary of such termination; provided that, the payments made by the Company under this paragraph shall be reduced, dollar-for-dollar, by the payment made to Executive under any long-term disability plan, policy or program provided or contributed to by the Company.

(iv)	Nonduplication of Benefits. If Executive receives the Severance Benefits under this Section 5, he shall not be entitled to also receive the Change in Control Compensation under Section 6 hereof.

(v)	General Release. Notwithstanding anything herein to the contrary, the payment of any Severance Benefits under this Section 5 shall be subject to the execution by Executive (and failure to revoke) of a general release of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Executive’s employment hereunder in the form attached hereto as Exhibit A.

6.	Change in Control.
(a)	Change in Control Severance Compensation. If within twelve months following a Change in Control (as defined below) Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason, then Executive shall be entitled to receive from the Company (x) a lump sum severance payment equal to Executive’s Annual Salary at the time of termination (or, if greater, Annual Salary prior to the occurrence of Good Reason) plus Executives Average Annual Bonus, and (y) continuation of Company-provided group health plan coverage, at the same level and cost applicable to Executive immediately prior to employment termination, for twenty-four (24) months following the employment termination (the “Change in Control Compensation”). Subject to Section 10 hereof, the cash portion of the Change in Control Compensation shall be payable in a single lump sum payment within ten (10) days following the date of termination. The Executive shall be entitled to the Change in Control Compensation if, within six (6) months prior to the Change in Control, at the request or direction of a participant in a potential acquisition, the Company terminates the Executive’s employment without Cause or causes a condition constituting Good Reason.

(b)	Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
(i)	The date any one person, or more than one “person” acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s)) ownership of common stock possessing 50% or more of the total voting power of the common stock of the Company;

(ii)	Individuals who at any time during the term of this Agreement constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board;

(iii)	Any consolidation or merger to which the Company is a party, if following such consolidation or merger, stockholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

(iv)	Any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the stockholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities.
(c)	Nonduplication of Benefits. If Executive receives any Change in Control Compensation under this Section 6, he shall not be entitled to receive any Severance Benefits under Section 5(c)(ii) or 5(e) hereof.

(d)	General Release. Notwithstanding anything herein to the contrary, the payment of any Change in Control Compensation hereunder to Executive shall be subject to the execution by Executive (and failure to revoke) of a general release and hold harmless of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Executive’s employment hereunder, in the form attached hereto as Exhibit A.
7.	Tax and Other Restrictions. Notwithstanding anything herein to the contrary:
(a)	Excess Parachute Payments. In the event that payment of any amount under this Agreement, including, but not limited to, any Severance Payment under Section 5(c)(ii) or 5(e) or Change in Control Compensation under Section 6, would cause Executive to be the recipient of an excess parachute payment within the meaning of Code Section 280G(b), the amount of the payments to be made to Executive pursuant to this Agreement shall be reduced to an amount equal to 299% of Executive’s “base amount” within the meaning of Code Section 280G. The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be determined by the Company.

(b)	Payments in Excess of $1 Million. If any payment hereunder, including but not limited to, a Severance Payment under Section 5(c)(ii) or 5(e) or Change in Control Compensation under Section 6, would not be deductible by the Company for federal income tax purposes by reason of Code Section 162(m), or any similar or successor statute (excluding Code Section 280G), such payment shall be deferred and the amount thereof shall be paid to Executive at the earliest time that such payment shall be deductible by the Company.
8.	Covenants of the Executive and the Company.
(a)	Nonsolicitation. During the Employment Term and for a period of one year thereafter, Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company or any of its Subsidiaries during the Employment Term; (ii) otherwise induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way knowingly interfere with the relationship between the Company or any such Subsidiary and any employee respectively thereof, provided, however, that this clause (ii) shall not prohibit the activities described in the preceding clause (i) following termination of the Employment Term with respect to any individual who was not an employee of the Company or its Subsidiaries during the Employment Term; or (iii) induce or attempt to induce any customer, supplier, broker, agent, licensee or other business relation of the Company or any Subsidiary of the Company to cease doing business with the Company or such Subsidiary, or interfere in any way with the relationship between any such customer, supplier, broker, agent, licensee or business relation and the Company or any subsidiary thereof.
(b)	Nondisclosure. For the Employment Term and thereafter, (i) Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company’s Chief Executive Officer and Chief Legal Officer of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and its Subsidiaries, any confidential knowledge or information with respect to the operations or finances of the Company or any of its Subsidiaries or with respect to confidential or secret processes, methods, services, techniques, reinsurance arrangements, customers or plans with respect to the Company or its Subsidiaries and (ii) Executive will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company and its Subsidiaries; provided, however, that Executive has no obligation, express or implied, to refrain from using or disclosing to others any knowledge or information which is or hereafter shall become available to the general public other than through disclosure by Executive, or as requested by regulatory bodies or as required by judicial courts. All new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by Executive, alone or with others, while an employee of the Company which are related to the business of the Company and its Subsidiaries shall be and become the sole property of the Company, unless released in writing by the Board, and Executive hereby assigns any and all rights therein or thereto to the Company.

(c)	Nondisparagement. During the Employment Term and thereafter, Executive shall not take any action to disparage or criticize the Company or its Subsidiaries or their respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or its Subsidiaries. During the Employment Term and thereafter, the Company shall not take any action to disparage or criticize Executive to any third parties. Nothing contained in this Section 8(c) shall preclude either Executive or the Company from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process or (ii) enforcing their respective rights under this Agreement.

(d)	Noncompetition. In consideration of the payment to Executive of the Severance payments pursuant to Section 5(c)(ii) or 5(e) or Change in Control Compensation pursuant to Section 6, Executive hereby agrees that, from and after the

Termination Date, and for twelve (12) months thereafter, Executive shall not participate as a partner, joint venturer, proprietor, shareholder, employee or consultant, or have any other direct or indirect financial interest (other than a less than 10% interest in a corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market), including, without limitation, the interest of a creditor in any form, in, or in connection with, any business competing directly or indirectly with the business of the Company and its Subsidiaries in any geographic area where the Company and its Subsidiaries are actively engaged in conducting business as of the Termination Date. The purpose of this restrictive covenant is to protect the Company’s trade secrets and other confidential information, including, without limitation, its business plans, processes and customer information.
(e)	Return of Company Property. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its Subsidiaries or affiliates, whether prepared by Executive or otherwise coming into Executive’s possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by Executive (including without limitations, any copies thereof), promptly upon request by the Company and, in any event, within 60 days following the Termination Date.

(f)	Scope. The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respect as to which they may be enforceable, all as determined by such court in such action.

(g)	Enforcement. Both parties recognize that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character and that in the event of the breach by Executive or the Company of any of the terms and conditions of this Section 8 to be performed by each party, then the Company or the Executive shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach hereof, or to enforce the specific performance hereof by Executive or the Company or to enjoin Executive or the Company from performing acts prohibited above during the period herein covered, but nothing herein contained shall be construed to prevent such other remedy in the courts as the Company or the Executive may elect to invoke.

(h)	Other. If Executive competes with the Company or otherwise violates any of the restrictions contained in this Section 8, the Company shall have no obligation to pay the Severance Payment or Change of Control Compensation or any remaining installment thereof to Executive.
9.	Indemnification and Insurance. The Company shall provide Executive (including Executive’s heirs, executors and administrators), at the Company’s expense, with coverage under a standard directors’ and officers’ (D&O) liability insurance policy, and shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of Executive’s having been a director or officer of the Company (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements. The Company shall cover the Executive under D&O liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. In the event the referenced D&O liability policy is a “wasting” policy in that defense and litigation costs reduce the amount of insurance available for indemnification purposes, the Company agrees to provide Executive with full and complete indemnification beyond the coverage limit offered by the D&O policy.
10.	Application of Code Section 409A.
(a)	General. To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section shall control over any contrary provisions of this Agreement.

(b)	Restrictions on Specified Employees. In the event Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Code Section 409A(a)(2), then amounts payable in connection with Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months thereafter (or if earlier, the date of Executive’s death); provided, however, that payments to which Executive is entitled under Sections 5 and 6 of this Agreement need not be delayed under this Section 10(b) to the extent those payments would comply with the requirements of Treas. Reg. §1.409A-1(a)(b)(9), which generally requires that such payments not exceed two times the lesser of (1) Executive’s annualized compensation based on his annual rate of pay in the year before the date of termination or (2) the Code Section 401(a)(17) limit applicable to qualified plans during the year of Executive’s date of termination, or would otherwise be payable without delay without violating Section 409A.
(c)	Separation from Service. Payments and benefits hereunder upon Executive’s termination or severance of employment with the Company that constitute deferred compensation under Code Section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Code Section 409A (subject to a possible six-month delay pursuant to the subsection (b) above).

(d)	Separate Payments. For purposes of Code Section 409A, each payment under this Agreement shall be treated as a right to a separate payment for purposes of Code Section 409A.

(e)	Reimbursements. All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Sections 6, 7 and 9, shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)	References to Code Section 409A. References in this Agreement to Code Section 409A include both that section of the Code itself and any guidance promulgated thereunder.
11.	Miscellaneous.
(a)	Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)	Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

(c)	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive or the Company at the address set forth below or to such other address as they shall notify each other in writing:

If to the Company:
Patriot Risk Management, Inc.
401 East Las Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
If to Executive:
To Theodore G. Bryant, at the last mailing address on file with the Company.
(d)	Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns and Executive and personal representatives, heirs, legatees and beneficiaries. This Agreement may be assigned by the Company with the consent of Executive to a fiscally responsible entity that assumes the obligations set forth herein, but shall not be assignable by Executive.

(e)	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Florida in every respect, including, without limitation, validity, interpretation and performance. Any dispute between the parties hereto, arising under or relating to this Agreement or Executive’s employment with the Company, other than for an action by the Company for specific performance, injunction or other equitable remedy to enforce Section 8 hereof shall be settled by an arbitration administered by a single arbitrator in Fort Lauderdale, Florida. The arbitrator shall be selected upon mutual agreement of Executive and Company. In the event the parties cannot agree on a single mediator, each party select one arbitrator and these two arbitrators will select the third arbitrator who will act as the final arbitrator in the arbitration proceedings. Discovery, motion practice, and other administrative matters attendant to the litigation shall be conducted pursuant to the then prevailing discovery and motion rules in the US District Court for the Southern District of Florida and as interpreted by the relevant case law. The prevailing party in any such arbitration may be awarded attorneys’ fees and expenses and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(f)	Headings. Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

(g)	Severability. If for any reason any portion of this Agreement shall be held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder hereof. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clause(s) or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable and this Agreement shall be construed as if such invalid or unenforceable provision(s), clause(s), or sentences(s) were omitted. The provisions of this Section 11(g), as well as Sections 8 and 9 hereof, shall survive the termination of this Agreement.
(h)	Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements between the parties. No officer, employee, or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter thereof that is not contained therein, and Executive represents and warrants he has not executed this Agreement in reliance upon any such representation or promise. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(i)	Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

(j)	No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

(k)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement all on the day and year first above written.

PATRIOT RISK MANAGEMENT, INC. a Delaware corporation		EXECUTIVE

By:	/s/ Steven M. Mariano	/s/ Theodore G. Bryant

Title:	CEO and Chairman of the Board	Theodore G. Bryant

Exhibit A to Executive Employment Agreement
RELEASE AGREEMENT
     THIS RELEASE AGREEMENT is made and entered into this ___ day of                     ,                      by and between Patriot Risk Management, Inc. and its subsidiaries (collectively the “Company”) and                                          (hereinafter “Executive”).
     Executive’s employment with Company terminated on                     ,                     ; and Executive has voluntarily agreed to the terms of this RELEASE AGREEMENT in exchange for severance benefits under the Employment Agreement (“Employment Agreement”) to which Executive otherwise would not be entitled.
     NOW THEREFORE, in consideration for severance benefits provided under the Employment Agreement, Executive on behalf of himself and his spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge Company, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorney’s fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to his employment or termination of employment from Company, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.
     The Company represents that it is not presently aware of any cause of action that it or any of the other Company have against Executive as of the date hereof. The Company acknowledges that this Release granted by Executive will be null and void in the event the Company subsequently brings a cause of action against Executive.
     Executive acknowledges that Executive’s obligations under Section 9 of the Employment Agreement shall continue to apply to Executive.
     This Release Agreement supersedes any and all other agreements between Executive and Company except agreements relating to proprietary or confidential information belonging to Company and indemnification by the Company. This release does not affect Executive’s right to any benefits to which Executive may be entitled under any employee benefit plan, program or arrangement sponsored or provided by Company, including but not limited to the Employment Agreement and the plans, programs and arrangements referred to therein.
     Executive and Company acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act. Accordingly, Executive acknowledges and agrees that:
     (a) The Severance benefits exceed the nature and scope of that to which he would otherwise have been legally entitled to receive.

     (b) Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is his knowing and voluntary act;
     (c) He has been advised by Company to consult with his personal attorney regarding the terms of this Agreement, including the aforementioned waiver;
     (d) He has had at least twenty-one (21) calendar days within which to consider this Agreement;
     (e) He has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;
     (f) He has read and fully understands the terms of this Agreement; and
     (g) Nothing contained in this Agreement purports to release any of Executive’s rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

PATRIOT RISK MANAGEMENT, INC. a Delaware corporation		EXECUTIVE

By:

Name:	Steven M. Mariano	Theodore G. Bryant
Title:	C.E.O. and Chairman of the Board